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                            BERKSHIRE HATHAWAY INC.

                            1998 COMPENSATION PLAN

                         EFFECTIVE ____________, 1998
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                       TABLE OF CONTENTS


I.   PURPOSE.....................................    1

II.  DEFINITIONS.................................    1
     A.   "AWARD"................................    1
     B.   "AWARD NOTICE".........................    2
     C.   "AWARD PERIOD".........................    2
     D.   "BOARD"................................    2
     E.   "CHANGE IN CONTROL"....................    2
     F.   "CODE".................................    2
     G.   "COMMITTEE"............................    2
     H.   "COMMON STOCK".........................    2
     I.   "COMPANY"..............................    3
     J.   "CONSOLIDATED STOCK OPTION"............    3
     K.   "DISABLED" or "DISABILITY".............    3
     L.   "EXCHANGE ACT".........................    3
     M.   "EXERCISE PRICE".......................    3
     N.   "EXPIRATION DATE"......................    3
     O.   "FAIR MARKET VALUE"....................    3
     P.   "GRANT DATE"...........................    3
     Q.   "GRANTEE"..............................    3
     R.   "ORIGINAL AWARD".......................    3
     S.   "ORIGINAL GRANT DATE"..................    4
     T.   "PARENTAL LEAVE OF ABSENCE"............    4
     U.   "PERFORMANCE OBJECTIVE"................    4
     V.   "PHANTOM SHARE UNIT"...................    4
     W.   "REPLACEMENT STOCK OPTION".............    4
     X.   "REPORTING PERSON".....................    4
     Y.   "RESTRICTED STOCK".....................    4
     Z.   "SHARE UNIT"...........................    4
     AA.  "STOCK APPRECIATION RIGHT" ("SAR").....    5
     BB.  "STOCK OPTION".........................    5
     CC.  "SUBSIDIARY"...........................    5
     DD.  "TERMINATION OF EMPLOYMENT"............    5

III. ADMINISTRATION..............................    6
     A.   The Committee..........................    6
     B.   Authority of the Committee.............    6

IV.  ELIGIBILITY.................................    7
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
V.    PARTICIPATION.....................................................   7

VI.   STOCK SUBJECT TO THE PLAN.........................................   8

VII.  STOCK OPTIONS.....................................................   8
      A.  Awards of Stock Options.......................................   8
      B.  Exercise Price................................................   8
      C.  Number of Stock Options.......................................   9
      D.  Vesting.......................................................   9
      E.  Method of Exercise............................................   9
      F.  Exercise by Reporting Person..................................  10
      G.  Termination of Stock Options..................................  10

VIII. REPLACEMENT STOCK OPTIONS.........................................  11
      A.  Awards of Replacement Stock Options...........................  11
      B.  Replacement Stock Options Awarded in Substitution
          for an Original Award of Replacement Stock Options............  11
      C.  Replacement Stock Options To Replace Shares Tendered
          in Exercise of Stock Options Awarded under Section VII
          of This Plan..................................................  12
      D.  Other Terms and Conditions of Replacement Stock Options.......  13

IX.   CONSOLIDATED STOCK OPTIONS........................................  13
      A.  Awards of Consolidated Stock Options..........................  13
      B.  Exercise Price................................................  13
      C.  Number of Consolidated Stock Options..........................  14
      D.  Fractional Shares.............................................  14
      E.  Date Exercisable..............................................  14
      F.  Expiration Date...............................................  15
      G.  No Replacement Stock Options..................................  15
      H.  Other Terms and Conditions of Consolidated Stock Options......  15

 X.   STOCK APPRECIATION RIGHTS (SARs)..................................  15
      A.  Awards of SARs................................................  15
      B.  SARs Awarded in Substitution for an Original Award of SARs....  15
      C.  SARs Awarded Pursuant to a Deferral Election Not in
          Substitution for an Original Award............................  16
      D.  Payment of SARs...............................................  16
      E.  Form and Time of Payment of SARs..............................  17
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
XI.   RESTRICTED STOCK................................................... 17
      A.   Awards of Restricted Stock.................................... 17
      B.   Number of Shares of Restricted Stock.......................... 17
      C.   Restrictions on Restricted Stock.............................. 17
      D.   Legends on Restricted Stock................................... 18
      E.   Registration of Restricted Stock.............................. 18
      F.   Rights as a Stockholder....................................... 18
      G.   Release of Restrictions....................................... 18
      H.   Transfer of Restricted Stock.................................. 19

XII.  SHARE UNITS........................................................ 19
      A.   Awards of Share Units......................................... 19
      B.   Number of Share Units......................................... 19
      C.   Vesting....................................................... 19
      D.   Conversion of Share Units..................................... 19
      E.   Dividends on Share Units...................................... 20
      F.   Share Units Granted in Substitution for an Original Award
           of Share Units to Employees of Cologne Re..................... 20
      G.   Termination of Employment and Share Units Granted in
           Substitution for an Original Award of Share Units and
           Restricted Share Units........................................ 20
      H.   Delivery of Shares of Common Stock............................ 20

XIII. PHANTOM SHARE UNITS................................................ 20
      A.   Awards of Phantom Share Units................................. 20
      B.   Phantom Share Units under a Bonus Deferral.................... 20
      C.   Phantom Share Units to Reflect Cash Dividends................. 21
      D.   Unauthorized Use of Proprietary Information................... 21
      E.   Termination of Employment..................................... 21
      F.   Payment of Phantom Share Units under a Bonus
           Deferral Election............................................. 21
      G.   Payment of Phantom Share Units to Reflect Cash Dividends...... 21

XIV.  BONUS AWARDS....................................................... 22
      A.   Awards of Bonus Awards........................................ 22
      B.   Terms and Conditions of Bonuses............................... 22
      C.   Performance Objectives........................................ 22
      D.   Amount of Bonus............................................... 22
      E.   Crediting and Payment of Bonuses.............................. 23
      F.   Termination of Employment..................................... 23
      G.   Method of Payment............................................. 23
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
XV.     RECAPITALIZATION, MERGER, CONSOLIDATION AND SIMILAR TRANSACTIONS.. 24

XVI.    CHANGE IN CONTROL................................................. 25

XVII.   TERM OF PLAN...................................................... 26

XVIII.  NONTRANSFERABILITY OF AWARDS AND DESIGNATION OF BENEFICIARIES..... 27

XIX.    REPORTING PERSONS................................................. 27

XX.     WITHHOLDING OF TAXES.............................................. 28

XXI.    AMENDMENT OF THE PLAN............................................. 28

XXII.   APPLICATION OF FUNDS.............................................. 29

XXIII.  NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS........................ 29

XXIV.   NO OBLIGATION TO EXERCISE OPTIONS OR SARs......................... 29

XXV.    RIGHTS OF A STOCKHOLDER; STATUS AS A GENERAL CREDITOR............. 29

XXVI.   INDEMNIFICATION OF COMMITTEE...................................... 29

XXVII.  COMPLIANCE WITH CERTAIN LAWS...................................... 30

XXVIII. GOVERNING LAW..................................................... 30
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                                       iv

                                 BERKSHIRE HATHAWAY INC.

                                 1998 COMPENSATION PLAN


I.   PURPOSE.

     This Berkshire Hathaway Inc. 1998 Compensation Plan ("Plan") is intended to facilitate the merger ("Merger") of Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), with General Re Corporation, a Delaware corporation ("General"), a corporation that has attracted and retained highly qualified personnel through the use of, among other things, bonuses, stock options, restricted stock options, stock appreciation rights, restricted stock and share units ("Original Awards").

     This Plan is adopted by Berkshire in anticipation of the Merger. This Plan provides for Awards to replace Original Awards made by General under its 1985 Long Term Compensation Plan, 1989 Long Term Compensation Plan, 1995 Long Term Compensation Plan, U.K. Sub Plans, 1996 Employee Stock Award Plan, and the Stock Unit Plan for Directors ("General Plans").

II.  DEFINITIONS.

     For the purposes of this Plan:

     A. "AWARD" means any form of incentive or performance awards granted under the Plan, whether singly or in combination, to a Grantee by the Committee pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish by the Award Notice or otherwise. Awards granted under the Plan may consist of:

          1. "Annual Incentive Bonuses," "Special Bonuses" or "Long-Term Performance Bonuses" (collectively, "Bonuses") granted pursuant to Section XIV;

          2.   "Restricted Stock" granted pursuant to Section XI;

          3.   "Share Units" granted pursuant to Section XII;

          4.   "Stock Appreciation Rights" granted pursuant to Section X;

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          5.   "Stock Options" granted pursuant to Sections VII, VIII and IX;
               and/or

          6.   "Phantom Share Units" granted pursuant to Section XIII.

     B. "AWARD NOTICE" means the written notice from the Committee to a Grantee that establishes the terms, conditions, restrictions and/or limitations (if any) applicable to an Award. Where appropriate, the Committee may adopt the award notice of the Original Award.

     C. "AWARD PERIOD" means the period(s) previously established under the 1989 and 1995 General Long Term Compensation Plans over which the attainment of incentive or performance goals shall be measured.

     D.  "BOARD" means the Board of Directors of Berkshire.

     E. "CHANGE IN CONTROL" occurs on any day subsequent to the Merger that (i) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election or combination of the foregoing, the persons who were prior to the institution thereof directors of Berkshire cease to constitute a majority of the Board; (ii) Berkshire or General sells or otherwise disposes of all or substantially all of its assets; (iii) Berkshire ceases to be an independent publicly owned corporation or General becomes an independently publicly owned corporation; or
(iv) any person (including a "group" as defined in Section 13(d)(3) of the Exchange Act) other than Warren E. Buffett, Susan T. Buffett or trusts of which Mr. Buffett is trustee acquires beneficial ownership of shares of Berkshire or of General with respect to which 50% or more of the total number of votes for the election of Berkshire's Board or General's board of directors may be cast. Notwithstanding the above, there shall not be a Change of Control if the conditions described above result from a transaction between General and another Subsidiary of the Company.

     F.  "CODE" means the Internal Revenue Code of 1986, as amended.

     G. "COMMITTEE" means the committee appointed by the Chief Executive Officer of Berkshire to administer and interpret the Plan, as described in
Section III hereof.

     H. "COMMON STOCK" means the Class B common stock, $.1667 par value, of Berkshire.

     I. "COMPANY" means Berkshire, any Subsidiary of Berkshire (including General), and any successor corporation of Berkshire.

     J.   "CONSOLIDATED STOCK OPTION" is an Award granted pursuant to Section
IX. A Consolidated Stock Option is a form of Stock Option granted to a Grantee in substitution for any fractional shares of Stock Options and Replacement Stock Options to which he would otherwise have been entitled under this Plan.

     K. "DISABLED" or "DISABILITY" means having a physical or mental condition that renders the Grantee incapable of performing the work for which the Grantee was employed (or similar work) and that qualifies the Grantee for benefits under a Company-sponsored long-term disability plan.

     L.   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     M. "EXERCISE PRICE" means the price at which a Stock Option or SAR granted under the Plan may be exercised.

     N. "EXPIRATION DATE" means the last day of any period of time during which a Stock Option or SAR may be exercised.

     O. "FAIR MARKET VALUE" means, on a per share basis, the mean between the opening and closing sales price of a share of Common Stock on the Composite Tape for New York Stock Exchange-listed stocks on the date the determination is being made, or, if no sales are reported on such date, the mean as calculated on the next preceding day for which there were sales reported.

     P. "GRANT DATE" means the date on which the Award is authorized by the Committee, or such other date as the Committee may specify in the Award Notice.

     Q.   "GRANTEE" means any person to whom an Award has been made.

     R. "ORIGINAL AWARD" means any award granted by General under the General Plans, including an opportunity for a 1998 AIP Bonus or 1998 Special Bonus and opportunities for Long Term Performance Bonus Awards, or an award by General of an independent stock appreciation right.

     S. "ORIGINAL GRANT DATE" means the date on which an Original Award was granted under the General Plans.

     T. "PARENTAL LEAVE OF ABSENCE" means a leave of absence from active employment due to the birth of Grantee's child, the placement of a child with the Grantee in connection with adoption of such child by the Grantee, or the care for a child immediately following such birth or placement for adoption. A Parental Leave Absence does not include any period during which a Grantee is on short-term disability due to pregnancy.

     U. "PERFORMANCE OBJECTIVE" means a measure of the performance of the Company or of a Subsidiary against which a Grantee's Bonus opportunity may be measured.

     V. "PHANTOM SHARE UNIT" is an Award granted pursuant to Section XIII. A Phantom Share Unit means the accounting entry maintained by Berkshire for the purpose of reflecting Berkshire's unsecured and unfunded promise to deliver the equivalent of one share of Common Stock in cash to the Grantee at the time and on the conditions set forth in Section XIII and in the applicable Award Notice.

     W.  "REPLACEMENT STOCK OPTION" is an Award granted pursuant to Section
VIII. A Replacement Stock Option is a form of Stock Option granted to a Grantee in substitution for an Original Award of replacement stock options or a form of Stock Option issued to a Grantee in replacement of shares tendered in payment of the Exercise Price and required tax withholding upon exercise of a Stock Option granted under this Plan.

     X. "REPORTING PERSON" means a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

     Y. "RESTRICTED STOCK" is an Award granted pursuant to Section XI hereof. Restricted Stock are shares of Common Stock that are registered in the Grantee's name as of the Grant Date, but are held by the Company on behalf of the Grantee until certain restrictions relating to the shares are released or lapse.

     Z. "SHARE UNIT" is an Award granted pursuant to Section XII hereof. A Share Unit means the accounting entry maintained by Berkshire for the purpose of reflecting Berkshire's unsecured and unfunded promise to deliver one share of Common Stock to the Grantee at the time and on the conditions set forth in
Section XII and in the applicable Award Notice.

     AA.  "STOCK APPRECIATION RIGHT" ("SAR") is an Award granted pursuant to
Section X hereof. A SAR is the right to the appreciation in the Fair Market Value of a share of Common Stock between the Grant Date and the date of exercise of the SAR.

     BB. "STOCK OPTION" (or "Option") is an Award granted pursuant to Section VII hereof. Stock Options granted under the Plan are non-qualified stock options, or options which are not intended to be "incentive stock options" under
Section 422 of the Code. A Stock Option is the right to purchase a certain number of shares of Common Stock at a certain Exercise Price, subject to the terms of the Plan and the applicable Award Notice. Replacement Stock Options and Consolidated Stock Options are forms of Stock Options.

     CC. "SUBSIDIARY" means any corporation (other than Berkshire) in an unbroken chain of corporations beginning with Berkshire, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     DD. "TERMINATION OF EMPLOYMENT" means the earliest date on which a Grantee is no longer employed by the Company, or the date on which a director of General ceases to serve on the board of directors of General.

          1. Whether an authorized leave of absence or an absence on military or government service constitutes Termination of Employment shall be determined by the Committee.

          2. "Retirement" means any retirement by a Grantee pursuant to any applicable Company pension plan.

          3. A Parental Leave of Absence shall not constitute Termination of Employment provided that the Grantee returns to active employment with the Company within twelve (12) consecutive months after the date the Parental Leave of Absence began, excluding the period of absence in which the Grantee is on short-term disability due to pregnancy.

          4. "Discharge for cause" means a Termination of Employment by the Company which the Committee determines to be for cause, including but not limited to any separation from employment by the Grantee from the Company which is effected because of fraud, deceit, or other gross misconduct by the Grantee performed within the scope of his employment.

          5. "Termination for good reason." For the purpose of the release of restrictions on Restricted Stock, as defined in Section XI.G.4 or payment of Bonus Awards, as provided in Section XIV.F, a termination for good reason" means any separation from employment by the Grantee from the Company because of (a) an involuntary assignment of the Grantee to duties materially different from those to which he was assigned on September 18, 1998; (b) a reduction of the Grantee's salary which is greater than ten percent of the Grantee's salary at the annual rate in effect on September 18, 1998; or (c) the relocation of the Grantee's regular work place as assigned on September 18, 1998 by more than twenty-five
(25) additional miles from the distance between his residence and work place on September 18, 1998.

          For the purpose of a Change in Control as defined in Section XVI, "termination for good reason" means any separation from employment by the Grantee from the Company because of (a) an involuntary assignment of the Grantee to duties materially different from those to which he was assigned prior to the Change in Control; (b) a reduction of the Grantee's salary which is greater than ten percent of the Grantee's salary at the annual rate in effect as of the Change in Control; or (c) the relocation of the Grantee's regular work place as assigned as of the Change in Control by more than twenty-five (25) additional miles from the distance as of the Change in Control between his residence and work place.


III.  ADMINISTRATION.

      A. The Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Chief Executive Officer of Berkshire. The Committee shall be composed of individuals selected in a manner that complies with Rule 16b-3 of the Exchange Act and with Code Section 162(m). Notwithstanding anything to the contrary herein, if necessary to comply with Rule 16b-3 of the Exchange Act, Code Section 162(m), or any other rule or regulation applicable to the Plan, the Board may also take administrative actions under the Plan.

     B. Authority of the Committee. The Committee, or as provided above, the Board, shall have the authority to (1) interpret the Plan; (2) establish such rules and regulations as it deems necessary for the proper operation and administration of the Plan; (3) select employees, former employees, or former directors of General to receive Awards under the Plan; (4) establish and administer Performance Objectives in connection with Bonus Awards made under the Plan and certify that such Performance Objectives have been met; (5) determine the form of an Award, the number of shares of Common Stock, Share Units or Phantom Share Units subject to the Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice, which may include the waiver or amendment of prior terms and conditions, acceleration, early vesting or payment of an Award under certain circumstances determined by the Committee; (6) determine whether Awards would be granted singly, in combination or in tandem;
(7) grant waivers of Plan terms, conditions, restrictions and limitations; (8) accelerate the vesting, exercise or payment of an Award or the Award Period when such action or actions would be in the best interest of the Company; (9) reduce the amount of any Bonus Award based upon any additional corporate performance, individual performance or other factors, circumstances or events which the Committee deems relevant; (10) prescribe, amend and rescind rules and regulations relating to the Plan; and (11) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan. All determinations of the Committee shall be final and binding on all persons, including the Company and the Grantees. The Committee may delegate its authority and duties under the Plan to the Chief Executive Officer and/or to other senior officers of General under such conditions and/or subject to such limitations as the Committee may establish; provided, however, that only the Committee or the Board may select, grant and certify Awards to Reporting Persons.

IV.  ELIGIBILITY.

     Employees (including officers, whether or not they are directors of the Company), former employees and former directors of General who held outstanding awards under a General Plan at the time immediately before the Merger may receive awards under this Plan.

V.   PARTICIPATION.

     The Committee shall select, from time to time, either upon recommendation of the Chief Executive Officer of General or upon the Committee's own initiative, Grantees from among those persons eligible under Section IV above who, in the opinion of the Committee, further the Plan's purposes.

              VI.  STOCK SUBJECT TO THE PLAN.

     The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 700,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     For purposes of determining the number of shares of Common Stock remaining available under the Plan, the exercise of a SAR related to a Stock Option shall be equivalent to the exercise of the related Stock Option. An outstanding related SAR, Bonuses, SARs granted separately from Stock Options, and Phantom Share Units which are to be paid in cash shall not be taken into account in determining the aggregate number of shares of Common Stock available under the Plan.

     Where shares of Common Stock are tendered in payment of the Exercise Price of Stock Options by Grantees who are not Reporting Persons, only the new number of shares of Common Stock actually issued shall be counted. Also, any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without issuance of shares, are settled in cash in lieu of Common Stock or are exchanged in the Committee's discretion for Awards not involving Common Stock shall again be available for grant as Replacement Stock Options under the Plan to Grantees who are not Reporting Persons.


VII.  STOCK OPTIONS.

      A. Awards of Stock Options. The Committee may grant Stock Options under the Plan to substitute for Original Awards of stock options, restricted stock options, AApproved Stock Options" originally granted under General's U.K. Sub Plans, or performance stock options which are outstanding immediately before the time of the Merger. The terms and conditions of the Stock Options shall be the same as the terms and conditions of the Original Awards, except as modifications are made for Consolidated Stock Options and as a result of the Merger. The terms and conditions shall be as set forth in the Award Notice and as follows:

      B. Exercise Price . The Exercise Price of a Stock Option shall be equal to the exercise price of the Original Award of stock options or restricted stock options divided by 0.105 (zero point one zero five), provided that such Exercise Price shall be rounded up or down to the nearest cent.

     C. Number of Stock Options. The number of shares of Common Stock eligible to be subject to a Stock Option shall be equal to the product of the number of shares of General stock issuable under the Original Award of stock options and
0.105 (zero point one zero five), where any fractional share of Common Stock resulting from such multiplication shall be rounded up or down to the nearest one one-hundredth of a share. The number of whole shares eligible to be subject to a Stock Option shall be issued subject to the Stock Option. Any fractional shares eligible to be issued as a Stock Option shall be eligible to be issued as a Consolidated Stock Option.

     D. Vesting. Stock Options shall vest and become exercisable as determined by the Committee and set forth in the Award Notice. All Stock Options granted in substitution for an Original Award of stock options granted by General shall be immediately exercisable upon grant, except for those Stock Options granted in substitution for an Original Award of stock options granted by General on or after June 9, 1998 or Stock Options granted in substitution for an Original Award of a performance-based stock option. The Stock Options granted in substitution for an Original Award of stock options granted on or after June 9, 1998, and Stock Options granted in substitution for an Original Award of a performance-based stock option shall vest as set forth in the applicable Award Notice. All unvested portions of a Stock Option shall vest at the death of a Grantee. In the event of a Grantee's disability or retirement, all unvested portions of a Stock Option may vest in the discretion of the Committee.

     E. Method of Exercise. The Exercise Price of an Option shall be payable in United States dollars in cash or by certified check, bank draft or postal or express money order. The Committee may, at the request of a Grantee:

          1. accept payment of the Exercise Price from residents of a foreign country in the currency of that country;

          2. approve and comply with any procedures necessary to allow a broker to sell and remit to the Company the sale proceeds of the portion of the shares to be acquired upon exercise with a Fair Market Value equal to the sum of the Exercise Price and any tax withholding required; or

          3. accept prior acquired shares of Common Stock which have been held by the Grantee for at least six (6) months (which period shall include the time in which such shares were held as General stock) in partial or full payment of the Exercise Price.

               Common Stock so accepted shall be valued at its Fair Market Value on the date the Stock Option is exercised.

     F. Exercise by Reporting Person. No Stock Option held by a Grantee who is a Reporting Person shall be exercisable during the first six (6) months from its Original Grant Date.

     G.  Termination of Stock Options.

          1. Expiration Date. The Expiration Date of a Stock Option shall be as set forth in the Award Agreement, except that in no case may the Exercise Date be later than ten (10) years from the earlier of the Original Grant Date or the Grant Date.

          2. Termination of Employment. To the extent not then exercisable in accordance with this Section, unless the Committee shall determine otherwise, the Stock Options of a Grantee who resigns or whose employment terminates shall, except as set forth in this Paragraph or in Section XVI, terminate on the date of his Termination of Employment.

          3. Death, Disability, or Retirement. If a Grantee's employment terminates on account of death, Disability or retirement, the Stock Options otherwise exercisable by the Grantee through the date of such termination may be exercised within five years of the date of Termination of Employment; provided, however, that no Stock Option may be exercised after the Expiration Date thereof. Any Stock Option exercisable after death may be exercised by the decedent's legal representatives.

          4. Resignation or Discharge Not for Cause. If a Grantee's employment terminates on account of resignation or discharge not for cause, the Stock Options otherwise exercisable by the Grantee through the date of such termination may be exercised by the Grantee no later than three (3) months from the date of Termination of Employment, or such later date as may be determined by the Committee; provided, that any Stock Option granted in substitution for an Original Award of a restricted stock option shall terminate at the later to occur of three (3) months from the date of Termination or five (5) years from the Original Grant Date; and, provided further, that no Stock Option may be exercised after the Expiration Date thereof.

          5. Discharge for Cause. If a Grantee's employment terminates on account of discharge for cause, the Grantee shall forfeit all outstanding Stock Options as of the date of termination.

          6. Parental Leave of Absence. In the event that a Grantee does not return to active employment on or before the twelve (12) month anniversary date of the date the Parental Leave of Absence began, the Grantee shall have three
(3) months following the anniversary date of the Parental Leave of Absence within which to exercise all Stock Options that are exercisable through the Grantee's date of termination, provided however, that any Stock Option granted in substitution for an Original Award of a restricted stock option shall terminate at the later to occur of three (3) months from such twelve month anniversary date or five (5) years from the Original Grant Date; and, provided further, that no Stock Option may be exercised after the Expiration Date thereof.


VIII.  REPLACEMENT STOCK OPTIONS.

       A. Awards of Replacement Stock Options. Replacement Stock Options may be granted (1) to substitute for an Original Award of replacement stock options still outstanding immediately before the time of the Merger or (2) to replace shares tendered in exercise of a Stock Option granted under this Plan, as provided in this Section VIII. The terms and conditions of the Replacement Stock Option shall be set forth in a written Award Notice.

       B. Replacement Stock Options Awarded in Substitution for an Original Award of Replacement Stock Options.

          1. Exercise Price. The Exercise Price of a Replacement Stock Option awarded in substitution for an Original Award of Replacement Stock Options shall be equal to the exercise price of the replacement stock option under the Original Award divided by 0.105 (zero point one zero five), provided that such Exercise Price shall be rounded up or down to the nearest cent.

          2. Number of Replacement Stock Options. The number of shares of Common Stock eligible to be subject to a Replacement Stock Option shall be equal to the product of the number of shares of General stock issuable under the Original Award of replacement stock options and 0.105 (zero point one zero five), where any fractional share of Common Stock resulting from such multiplication shall be rounded up or down to the nearest one one-hundredth of a share. The number of whole shares eligible to be subject to a Replacement Stock Option shall be issued subject to the Replacement Stock Option. Any fractional shares eligible to be issued as a Replacement Stock Option shall be eligible to be issued as a Consolidated Stock Option.

          3. Date Exercisable. Notwithstanding any provision of this Plan to the contrary, such Replacement Stock Options shall be immediately exercisable upon grant, except for those Replacement Stock Options granted in substitution for a replacement stock option granted by General on or after June 9, 1998. Replacement Stock Options granted in substitution for General replacement stock options granted on or after June 9, 1998 shall first become exercisable one year after the Original Grant Date.

          4. Conditions of Exercise. The Replacement Stock Options shall be exercisable only if, as of the exercise date, the Grantee owns shares of Common Stock acquired in the Merger in substitution for shares of General stock acquired as a result of the exercise of the Original Award equal to the excess of the shares received on exercise of the Original Award less the sum of the Exercise Price of the Original Award plus any income or FICA tax withheld as a result of the exercise of the Original Award.

          5. Expiration Date. Replacement Stock Options shall expire on the same date that the Original Award (with respect to which the replacement stock option was granted under the General Plans) would have expired by its terms.

     C. Replacement Stock Options To Replace Shares Tendered in Exercise of Stock Options Awarded under Section VII of This Plan.

          1. Awards of Replacement Stock Options. If Grantee's Original Award of a stock option provided for the opportunity of an award of a replacement stock option under a General Plan, then under this Plan a Replacement Stock Option will be issued to replace shares tendered in exercise of a Stock Option granted under this Plan when a Grantee exercises the Stock Option by using shares of Common Stock which the Grantee has owned for at least six (6) months (which period shall include the time in which such shares were held as General stock) in partial or full payment of the Exercise Price of the Stock Option.

          2. Exercise Price. The Exercise Price of a Replacement Stock Option awarded to replace shares tendered in exercise of a Stock Option awarded under
Section VII of this Plan shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date of the Replacement Stock Option.

          3. Number of Replacement Stock Options. The Grantee shall automatically be granted a Replacement Stock Option to purchase a number of shares of Common Stock equal to the number of shares of Common Stock used in payment of the Exercise Price and required tax withholding obligations of the Stock Option. Replacement Stock Options shall be granted with respect to only the number of shares of Common Stock issuable under the original Stock Option.

          4.   Date Exercisable.   Notwithstanding any provision of this Plan to
the contrary, such Replacement Stock Option shall first become exercisable one year after the Grant Date thereof.

          5. Conditions of Exercise. Replacement Stock Options shall be exercisable only if, as of the date of exercise, the Grantee owns shares of Common Stock acquired as a result of the exercise of the original Stock Option equal to the excess of the shares received on exercise of the original Stock Option less the sum of the Exercise Price of the original Stock Option plus any income tax due as a result of the exercise of the original Stock Option.

          6. Expiration Date. Replacement Stock Options shall expire on the same date that the original Stock Option (with respect to which the Replacement Stock Option was granted) would have expired by its terms.

     D. Other Terms and Conditions of Replacement Stock Options. All other provisions of this Plan pertaining to Stock Options shall also apply to Replacement Stock Options, except that no Replacement Stock Option may be issued for shares tendered in exercise of a Replacement Stock Option granted under this Plan.


IX.  CONSOLIDATED STOCK OPTIONS

     A. Awards of Consolidated Stock Options. Consolidated Stock Options may be granted to those Grantees who would otherwise be entitled to Stock Options or Replacement Stock Options covering fractional shares of Common Stock. Such fractional shares shall be combined as set forth below, and a Consolidated Stock Option will be granted whenever the sum of such fractional shares, in combination, is greater than a whole share of Common Stock. The terms and conditions of a Consolidated Stock Option shall be determined as set forth below and as set out in a written Award Notice.

     B. Exercise Price. The Exercise Price of a share of Common Stock subject to a Consolidated Stock Option shall be equal to an average of the Weighted Exercise Prices of the Combined Shares, as defined and calculated below.

          1. Each fraction corresponding to a share of Common Stock eligible to be subject to a Grantee's Stock Option or Replacement Stock Option shall be multiplied by the Exercise Price to which that share would have been subject under Sections VII.B or VIII.B.1 ("Weighted Exercise Price").

          2. The Weighted Exercise Price for each fractional share eligible to be subject to a Grantee's Stock Option or Replacement Stock Option is summed (Aggregate Weighted Exercise Price).

          3. The fractional shares are combined by adding together the value of each fraction corresponding to the fractional share eligible to be subject to a Stock Option or Replacement Stock Option ("Combined Shares").

          4. The Aggregate Weighted Exercise Price is divided by the number of the Combined Shares to determine the Exercise Price of the Consolidated Stock Options.

     C. Number of Consolidated Stock Options. The number of shares of Common Stock eligible to be subject to a Grantee's Consolidated Stock Option shall be the sum of (1) any fractional shares otherwise eligible to be issued as a Stock Option and (2) any fractional shares otherwise eligible to be issued as a Replacement Stock Option. The number of shares of Common Stock issued subject to the Consolidated Stock Option shall be this sum, rounded to the next lowest whole number of shares.

     D. Fractional Shares. Any fractional share remaining after a Consolidated Stock Option is issued shall be paid in cash as soon as practicable after the Merger, where the amount paid shall equal the product of such fraction and the difference between the Fair Market Value of a share of Common Stock on the day after the Merger and the Exercise Price of such share as determined in Section IX.B above.

     E. Date Exercisable. All Consolidated Stock Options shall be immediately exercisable.

     F. Expiration Date. The Expiration Date of the Consolidated Stock Option shall be determined as follows.

          1. The number of days remaining before the Expiration Date of each fractional share eligible to be subject to a Consolidated Option is calculated ("Days Remaining").

          2. The Days Remaining is multiplied by the value of the fraction corresponding to that share ("Weighted Days Remaining").

          3. The Weighted Days Remaining are summed for all fractional shares ("Aggregate Weighted Days Remaining").

          4. The Aggregate Weighted Days Remaining is divided by the number of Combined Shares to determine the Expiration Date.

     G. No Replacement Stock Options. No Replacement Stock Options shall be granted in substitution for shares tendered in exercise of Consolidated Stock Options.

     H. Other Terms and Conditions of Consolidated Stock Options. Except as provided in this Section, Consolidated Stock Options shall be subject to all other terms and conditions of Stock Options.


X.  STOCK APPRECIATION RIGHTS (SARs).

     A. Awards of SARs. The Committee may award SARs (1) in substitution for an Original Award of stock appreciation rights not yet exercised as of a time immediately before the Merger or (2) pursuant to a Grantee's deferral election under a Bonus Award. The terms and conditions of each SAR shall be set forth in an Award Notice. Except as provided by this Section, or as determined by the Committee, a SAR shall be subject to the same terms and conditions as a Stock Option.

     B. SARs Awarded in Substitution for an Original Award of SARs. The Committee shall determine the terms and conditions for any SAR awarded in substitution for an Original Award of SARs. As provided in an Original Award, a SAR may be awarded independently or at the same time and in tandem with a grant of Stock Options.

          1. Independent SARs. Independent SARs shall be subject to the same terms and conditions as Stock Options, except that no Replacement Stock Options will be issued in substitution for any shares tendered in exercise of an independent SAR.

          2. Related SARs. Each related SAR shall be subject to the same terms and conditions as the Stock Option to which it relates and to any such additional terms and conditions as the Committee may deem appropriate, except that no Replacement Stock Options will be issued to replace any shares tendered in the exercise of SARs. Upon exercise of all or a portion of a related SAR, all or such portion of the Stock Option related to the SAR which has been exercised shall terminate. On the exercise of all or a portion of a Stock Option which is related to a SAR, all or such portion of the SAR which is related to the Stock Option which has been exercised shall terminate. The Exercise Price of a SAR related to a Stock Option shall be the same as the Exercise Price of the Stock Option.

     C. SARs Awarded Pursuant to a Deferral Election Not in Substitution for an Original Award. The Committee shall determine the terms and conditions of a SAR awarded pursuant to a Grantee's deferral election under a Bonus Award. Except as provided below, such SARs shall be subject to the same terms and conditions as Stock Options.

        1. Exercise Price. The Exercise Price of a SAR shall be the Fair Market Value of a share of Common Stock on the Grant Date.

        2. Number of SARs. The number of SARs granted pursuant to a Grantee's deferral election shall be determined based on seventy-five percent (75%) of the Fair Market Value of a share of Common Stock on the Grant Date.

        3. Deferral Period. Unless determined otherwise by the Committee, a SAR shall be subject to a minimum five (5) year deferral period before exercise. This deferral period shall be waived if the Grantee terminates his employment with the Company on account of death, Disability, or retirement.

        4. Replacement SARs. Replacement SARs shall be issued when a Grantee exercises a SAR granted pursuant to this Section X(C). The terms and conditions of such Replacement SAR will be determined by the Committee.

     D. Payment of SARs. Upon exercise of a SAR, the Grantee shall be entitled to receive an amount equal to the product of:

          (x) the amount by which the Fair Market Value of Common Stock on the date of exercise of the SAR exceeds the Exercise Price specified in the SAR, multiplied by

          (y) the number of shares of Common Stock in respect of which the SAR has been exercised.

Any fractional SAR shall be paid upon Grantee's first exercise of the SAR.

     E. Form and Time of Payment of SARs. The amount to which a Grantee is entitled on exercise of a SAR may be satisfied in Common Stock, in cash or in a combination of both, as determined by the Committee. If all or part of the amount due is to be paid in Common Stock, the number of shares of Common Stock to which the Grantee is entitled shall be the largest whole number obtained by dividing the dollar amount to be satisfied in Common Stock by the Fair Market Value on the date of exercise. In the event that a Grantee would otherwise be entitled to a fractional share of Common Stock, the Grantee shall receive instead a cash payment equal to the product of such fraction and the Fair Market Value of a share of Common Stock on the exercise date.


XI.  RESTRICTED STOCK.

     A. Awards of Restricted Stock. The Committee may award Restricted Stock in substitution for an Original Award of restricted stock whose restrictions are still in force immediately before the Merger. The terms and conditions of the Restricted Stock shall be the same as the terms and conditions of the Original Awards of restricted stock, except as modifications are required because of the Merger and as set forth below. Such terms and conditions shall be set forth in a written Award Notice.

     B. Number of Shares of Restricted Stock. The Committee may award 0.105 (zero point one zero five) of a share of Restricted Stock for each share of General stock subject to the Grantee's Original Award of restricted stock. In the event that a Grantee would otherwise be entitled to a fractional share of Common Stock, the Grantee shall receive instead a cash payment equal to the product of such fraction and the Fair Market Value of a share of Common Stock on the day after the Merger.

     C. Restrictions on Restricted Stock. In addition to such other restrictions that the Committee may deem advisable, no shares of Restricted

Stock held by a Grantee may be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of by the Grantee until their release as provided below in Paragraph G. These restrictions shall also apply to any new, additional or different securities, cash or other property which the Grantee may become entitled to receive with respect to such Restricted Stock by virtue of the events described in Section XV.

     D. Legends on Restricted Stock. In order to enforce the restrictions on Restricted Stock, the Committee shall cause a legend or legends to be placed on all certificates for Restricted Stock making specific reference to such restrictions.

     E. Registration of Restricted Stock. As soon as practicable following the date on which the Award is authorized by the Committee, a certificate or certificates for all shares of Restricted Stock granted to a Grantee by the Committee shall be registered in the name of the Grantee and held for the Grantee by the Company.

     F. Rights as a Stockholder. Upon registration in Grantee's name, the Grantee shall be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares.

     G. Release of Restrictions. Restrictions on Restricted Stock may be released as provided below.

         1. Committee Discretionary Release. Restrictions on shares of Restricted Stock shall be released with respect to the percentage of shares as of such date (or such dates) as determined by the Committee.

         2. Disability or Retirement. In the event of a Grantee's Termination of Employment with the Company due to Disability or retirement on or after attainment of age sixty-five (65), all restrictions on Grantee's shares of Restricted stock shall lapse.

         3. Death. In the event of Grantee's death, all restrictions on Grantee's shares of Restricted Stock shall lapse, and such shares shall be delivered to the Grantee's beneficiary.

         4. In the event Grantee's employment with the Company terminates before September 18, 2000 due to voluntary termination by the

Grantee for good reason, all restrictions on Grantee's shares of Restricted Stock shall lapse.

          5. Termination of Employment for other Reasons. In the event of a Termination of Employment in circumstances other than those stated in subparagraphs 2, 3, and 4 above and Section XVI, the Grantee shall forfeit all shares of Restricted Stock on which restrictions still apply; provided, however, that the Committee may determine as to the Grantee the degree to which restrictions on shares of Restricted Stock held by the Grantee shall lapse.

     H. Transfer of Restricted Stock. As the restrictions on Restricted Stock are released, a certificate (without the legend mentioned above) for the number of shares with respect to which restrictions have been released will be delivered to the Grantee as soon as practicable.


XII. SHARE UNITS.

     A. Awards of Share Units. The Committee shall award Share Units in substitution for Original Awards of restricted share units, director share units, and stand alone share units granted to employees of Cologne Re still outstanding immediately before the Merger. The terms and conditions of the Share Units shall be the same terms and conditions as the Original Award, except for modifications required by the Merger. Such terms and conditions shall be set forth in a written Award Notice.

     B. Number of Share Units. The Committee shall grant 0.105 (zero point one zero five) of a Share Unit for each share of General stock subject to an Original Award.

     C. Vesting. All Share Units except for Share Units granted in substitution for an Original Award of stand alone share units granted to employees of Cologne Re are immediately vested.

     D. Conversion of Share Units. Share Units shall be converted into shares of Common Stock on the conversion date shown on the applicable Award Notice or on such later date as permitted by the Committee. In the event that a Share Unit which represents a fraction of a share of Common Stock is to be converted, the Grantee shall receive instead a cash payment equal to the product of such fraction and the Fair Market Value of a share of Common Stock on the conversion date.

      E. Dividends on Share Units. Any cash dividends on Share Units shall be credited to the Grantee as associated Phantom Share Units, as determined by the Committee.

      F. Share Units Granted in Substitution for an Original Award of Share Units to Employees of Cologne Re shall be subject to the same restrictions as Restricted Stock in Section XI.C. These restrictions may be released as provided in Section XI.G.

      G. Termination of Employment and Share Units Granted in Substitution for an Original Award of Director Share Units and Restricted Share Units. In the event of a Grantee's Termination of Employment for reasons other than for retirement, all such Grantee's Share Units shall immediately convert and become payable as soon as practicable. In the event of Grantee's retirement, Grantee's Share Units and associated Phantom Share Units shall convert and become payable in accordance with the dates established in the Award Notice, as in effect at the time of Grantee's retirement.

      H. Delivery of Shares of Common Stock. Shares of Common Stock shall be delivered to the Grantee as soon as practical after conversion. Any Share Unit which represents a fraction of a share of Common Stock will paid in a cash payment equal to the product of such fraction and the Fair Market Value of a share of Common Stock on the conversion date.


XIII. PHANTOM SHARE UNITS.

      A. Awards of Phantom Share Units. The Committee shall award Phantom Share Units to those Grantees who elected to receive Phantom Share Units as part of a Bonus deferral election prior to the Merger and to those Grantees with Share Unit accounts to which cash dividends are credited. The terms and conditions of an Award of Phantom Share Units shall be set forth in a written Award Notice.

      B. Phantom Share Units under a Bonus Deferral. A Grantee holding an Original Award of phantom share units shall be granted the same number of Phantom Share Units under this Plan. The number of Phantom Share Units awarded to the Grantee after the Merger as part of a Bonus deferral election shall be determined by the Committee based on 75% of the Fair Market Value of a share of Common Stock on the Grant Date.

     C. Phantom Share Units to Reflect Cash Dividends. Additional Phantom Share Units may be credited to the Grantee's account to reflect cash dividends, as determined by the Committee. The number of Phantom Share Units credited to the Grantee in lieu of cash dividends shall be based on the Fair Market Value of a share of Common Stock on the dividend date. Any Phantom Share Units credited with respect to an original grant of Phantom Share Units shall be treated as if credited on the original Grant Date.

     D. Unauthorized Use of Proprietary Information. If, prior to the payment date of a Phantom Share Unit, a Grantee engages in the unauthorized use of proprietary information as determined by the Committee, then the Grantee shall forfeit all outstanding Phantom Share Units.

     E. Termination of Employment. If, prior to the payment date, the Grantee's employment is terminated for cause, as determined by the Committee, then the Grantee shall forfeit all outstanding Phantom Share Units. In the event of the Grantee's Termination of Employment with the Company other than for cause or upon retirement or death, the Grantee's Phantom Share Units shall be immediately payable, but no earlier than five (5) years from the Grant Date or Original Grant Date, as applicable. In the event of the Grantee's Termination of Employment with the Company due to retirement, Phantom Share Units shall be immediately payable in accordance with the Award Notice in effect at the time of Grantee's retirement. If a Grantee dies, Phantom Share Units shall be immediately payable.

     F. Payment of Phantom Share Units under a Bonus Deferral Election. Phantom Share Units shall be payable in cash, based on the Fair Market Value of a share of Common Stock on the payment date. Phantom Share Units shall be paid no earlier than the payment date determined by the Committee, and as soon as practicable following the dates in Grantee's Award Notice (in the event of a Grantee's retirement), the date of Grantee's death, Disability, a Change in Control, or as otherwise determined by the Committee.

     G. Payment of Phantom Share Units to Reflect Cash Dividends. Any Phantom Share Units credited to Share Unit accounts in lieu of cash dividends shall be paid at the same time as the conversion of the associated Share Units.

XIV. BONUS AWARDS.

     A. Awards of Bonus Awards. The Committee may grant a Bonus Award in substitution for an Original Award of a bonus not yet paid at a time immediately before the Merger. Such Bonus Award shall be on the same terms and conditions as the terms and conditions of the Grantee's Original Award.

     B. Terms and Conditions of Bonuses. The terms and conditions of the Bonuses shall be the same as the terms and conditions of the Original Awards of bonus opportunities under the General 1998 Annual Incentive Award, the 1998 Special Awards and the General Long-Term Performance Awards for the Award Periods of 1994-1998, 1995-1999, and 1996-2000.

     C. Performance Objectives. The Committee shall determine Performance Objectives for each Grantee. Such Performance Objectives shall be substantially similar to the performance objectives defined under the Original Awards.

        1. Performance Objectives for the 1998 Annual Incentive Bonus and 1998 Special Award. Performance Objectives applicable to an Annual Incentive Bonus may be measured by General's statutory underwriting combined ratio, a targeted improvement in General's statutory underwriting combined ratio, General's statutory underwriting combined ratio relative to the cumulative statutory underwriting combined ratio of the companies reporting to the Reinsurance Association of America (excluding the General companies), the total return on various company investment portfolios and other measures the Committee deems appropriate.

        2. Performance Objectives for Long-Term Performance Bonuses. The Performance Objective for Long-Term Performance Bonuses shall be based on the relative total return to shareholders of General stock before the Merger and of Berkshire Common Stock after the Merger.

        3. Adjustments to Performance Objectives. Notwithstanding the foregoing, in the event of an adjustment in the accounting standards applicable to a Performance Objective, such Performance Objective may be revised by the Committee in a manner consistent with such adjustment.

     D. Amount of Bonus. The amount of Bonus shall be determined as set forth under the Original Award of such Bonus. Notwithstanding the amount of any Bonus granted hereunder, the Committee retains the discretion to award a Bonus that is less than the amount otherwise payable for the Award Period.

     E. Crediting and Payment of Bonuses. The Committee shall determine to credit, award or pay Bonuses in cash, SARs, Phantom Share Units or some combination thereof.

     F. Termination of Employment. If a Grantee's employment with the Company terminates for any of the reasons stated below prior to the end of an Award Period for which he was eligible for an Annual Incentive Bonus or for which he was awarded a Long-Term Performance Bonus opportunity, the amount of his Bonus shall be determined as follows:

        1. If a Grantee retires, dies, is Disabled, terminates for good reason or his employment is terminated in such other circumstances as the Committee may determine, such Grantee shall receive the proportion of his Bonus (upon determination by the Committee of the degree of success in achieving the Performance Objective) which the number of full months of active service of the Grantee during the Award Period bears to the total number of months in such Award Period.

        2. If a Grantee resigns (other than termination for good reason) or is discharged (whether or not for cause) he will forfeit his Bonus, provided, however, that if said Grantee's employment terminates during a Long-Term Performance Bonus Award Period, such Grantee shall receive whatever portion of his Long-Term Performance Bonus as the Committee may determine.

     G. Method of Payment. The terms and conditions of any SAR and/or Phantom Share Unit granted as a result of a deferral election will be determined in the discretion of the Committee. Bonus Awards shall be paid in cash, except that the Committee may offer a Grantee the opportunity to defer payment of some or all of the Bonus Awards into Phantom Share Units and/or SARs. Only those Grantees who elected to defer such payment before January 1, 1998, for the 1998 Annual Incentive Award and 1998 Special Award, and before the last year of the Award Period of the Long-Term Performance Award for the Long-Term Performance Awards, and who did not receive an immediate cash payment upon the shareholder vote approving the Merger on September 18, 1998, are eligible to defer some or all payment of Bonus Awards into Phantom Share Units and/or SARs.

XV.  RECAPITALIZATION, MERGER, CONSOLIDATION AND SIMILAR TRANSACTIONS.

     Subject to any required action by stockholders, the aggregate number of shares of Common Stock and Restricted Stock issuable under the Plan, the Exercise Price of any Stock Option or SAR, and the number of Share Units or Phantom Share Units credited to a Grantee's account or otherwise granted shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares, or the payment of a stock dividend on Common Stock other than a stock dividend that is a substitute for a cash dividend or any other increase in the number of such shares effected without receipt of consideration by Berkshire. However, no such adjustment in Exercise Price may reduce the Exercise Price to an amount per share which is less than the par value of such share.

     Subject to any required action by stockholders, in the event of the dissolution or liquidation of Berkshire, a merger or consolidation of Berkshire, a merger or consolidation in which Berkshire is not the surviving corporation, or a merger or consolidation in which Berkshire is the surviving corporation but the holders of Common Stock receive securities of another corporation; the following shall apply.

     A. Any Award granted hereunder shall apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of shares of Common Stock equal to the number of shares held by the Grantee would have been entitled; and

     B. The Committee shall have the power, prior to such event, (1) to cancel any or all Awards which are then exercisable and, in consideration of such cancellation, pay to each Grantee an amount in cash with respect to each share of Common Stock as to which an Award is then exercisable equal to the difference between the value per share of the consideration, as determined by the Committee, received by holders of Common Stock as a result of such dissolution, liquidation, merger or consolidation and the Exercise Price, and to terminate without consideration all Awards not then exercisable; or (2) if the holders of Common Stock receive property other than cash as a result of such dissolution, liquidation, merger or consolidation, to provide for the exchange of an Award which is then exercisable for a Stock Option or SAR on some or all of such property and, incident thereto, make an equitable adjustment, as determined by the Committee, in the Exercise Price of each affected Award, the number of shares or other property subject to the Award and, if appropriate, provide for a cash payment to the Grantees in partial consideration for the exchange for their Award and to terminate without consideration all Awards not then exercisable. The foregoing adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

     If changes in the capitalization of Berkshire other than those referred to above occur, the Committee may, but need not, make such adjustments in the numbers and classes of shares of Restricted Stock that are then outstanding or that may thereafter be granted as the Committee may consider appropriate to prevent dilution or enlargement of rights.

     Except as provided herein, the Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, any dissolution, liquidation, merger, consolidation or Change in Control, or any issue by Berkshire of shares of stock of any class, or securities convertible into shares of stock of any class, and no adjustment by reason thereof shall be made with respect to the Exercise Price or number of shares of Common Stock subject to an Award.


XVI.  CHANGE IN CONTROL.

     Notwithstanding any other provision to the contrary, the following shall occur upon a Change in Control.

     A.  All Stock Options shall become immediately and fully exercisable.

     B. All Bonuses shall become immediately payable or creditable, where applicable, based upon the assumption that the Performance Objectives have been fully achieved; but in no event for an amount greater than the proportion of the Bonus which the number of months served during the Award Period prior to such occurrence bears to the total number of months in the Award Period, and all amounts deferred pursuant to Section XIV.E, if any, shall be immediately payable in a lump sum payment in cash.

     C. Share Units and Phantom Share Units credited pursuant to Sections XI and XII shall become fully vested and payable.

     D. The Committee may determine that all or some percentage of the restrictions shall lapse as to the shares of such Restricted Stock held by the Grantee.

     E. Notwithstanding anything else in this Section, where the Grantee's employment with the Company terminates within two years after a Change in Control for reasons other than death, Disability, retirement, termination for cause, or voluntary termination by the Grantee except for good reason, all restrictions on all shares of Restricted Stock (or cash, securities or other property), Share Units, and Phantom Share Units held by the Grantee under the Plan shall lapse.

     F. The provisions of this Section shall also apply to a Grantee whose employment with the Company has been terminated under the following conditions.

          1. The shareholders approve an agreement pursuant to which Berkshire would cease to be an independent publicly traded corporation, General would become an independently publicly traded corporation, or all or substantially all of the assets of Berkshire or General would be sold or otherwise disposed in a transaction with entities outside the Company;

          2. The agreement subsequently cannot be consummated and the Committee determines that a Change in Control will not occur pursuant to that agreement; and

          3. The Grantee's employment with the Company has been terminated between the time of the shareholder approval and the Committee determination for reasons other than death, Disability, retirement, termination for cause, or voluntary termination by the Grantee except for good reason.


XVII. TERM OF PLAN.

      The Plan shall be effective as of the effective date of the Merger. The Plan shall remain in effect until the exercise, expiration, termination, or payment of all Stock Options, Restricted Stock, Replacement Stock Options, SARs, Bonuses, Share Units and Phantom Share Units under the Plan.

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XVIII. NONTRANSFERABILITY OF AWARDS AND DESIGNATION OF BENEFICIARIES.

       No Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution, by the Grantee, or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code or
Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended, by the Grantee, and no other persons shall otherwise acquire any rights therein. During the lifetime of a Grantee, Stock Options and SARs shall be exercisable only by the Grantee and shall not be assignable or transferable except as provided above.

       A Grantee may name one or more beneficiaries to receive any payment of an Award to which the Grantee may be entitled under the Plan in the event of the Grantee's death, on a form to be provided by the Committee. A Grantee may change the Grantee's beneficiary designation from time to time in the same manner. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Grantee's death, and in no event shall it be effective as of a date prior to such receipt.

       If no designated beneficiary is living on the date on which any payment becomes payable to a Grantee's beneficiary, such payment shall be payable to the person or persons in the first of the following classes of successive preference:

       (a)  widow or widower, if then living,
       (b)  surviving children, equally,
       (c)  surviving parents, equally,
       (d)  surviving brothers and sisters, equally,
       (e)  executors and administrators.

The term "beneficiary" as used in the Plan shall include such person or persons.


XIX.   REPORTING PERSONS.

       With respect to all Awards granted to Reporting Persons, the Award Notice shall provide that:

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     A.  Awards requiring exercise shall not be exercisable until at least six months after the earlier of the Original Grant Date or the Grant Date of the Award, except in the case of the death or Disability of the Grantee; and

     B. Shares of Common Stock issued pursuant to any Award may not be sold by the Grantee for at least six months after acquisition, except in the case of the death or Disability of the Grantee; provided, however, that (unless an Award Notice provides otherwise) the limitation of this Section XIX shall apply only if or to the extent required by Rule 16b-3 under the Exchange Act. Award Notices for Awards to Reporting Persons shall also comply with any future restrictions imposed by such Rule 16b-3.


XX.  WITHHOLDING OF TAXES.

     No Award may be exercised or paid unless the Grantee has paid, or has made provisions satisfactory to the Committee for the payment of, federal, state and local income taxes, or other taxes (other than stock transfer taxes) which the Company may be obligated to collect as a result of such payment, issuance, registration or delivery.

     The Committee may permit a Grantee to satisfy his withholding tax obligation, in whole or in part, by instructing the Company to withhold up to that number of unrestricted shares otherwise deliverable to him, with a Fair Market Value equal to the amount of tax to be withheld.


XXI. AMENDMENT OF THE PLAN.

     The Board, the Committee or their delegates may from time to time and in the event of a Change in Control suspend or discontinue the Plan or revise or end it in any respect whatsoever, except that no such suspension, discontinuance, revision or amendment shall in any manner affect any Award theretofore granted without the consent of the Grantee or the transferee of the Award. No amendment to the Plan shall be made, however. without securing an approval by shareholders as may be required under Rule 16b-3, Code Section 162(m), the New York Stock Exchange, or any other rules or regulations applicable to this Plan.

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

XXII.  APPLICATION OF FUNDS.

       Any cash proceeds received by the Company from the issuance of Common Stock pursuant to exercised Stock Options will be used for general corporate purposes.


XXIII. NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS.

       Eligibility for, or participation in, the Plan shall not give any Grantee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any person any right to be selected as a Grantee or to be granted an Award.


XXIV.  NO OBLIGATION TO EXERCISE OPTIONS OR SARs.

       The grant of a Stock Option or SAR shall impose no obligation upon the Grantee to exercise such Option or SAR.


XXV.   RIGHTS OF A STOCKHOLDER; STATUS AS A GENERAL CREDITOR.

       Unless and until such time as Common Stock is deliverable to the Grantee under the terms of the Plan, a Grantee or a transferee shall have no rights as a stockholder with respect to any shares covered by his or her Award, but only the rights of a general creditor of the Company. Except as herein provided, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or any other distributions for which the record date is prior to the date as of which such Stock is issued.


XXVI.  INDEMNIFICATION OF COMMITTEE.

       No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any actions, determinations or interpretations taken or made in good faith with respect to the Plan.

       The Company shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee.

XXVII.  COMPLIANCE WITH CERTAIN LAWS.

        A. Berkshire intends that issuances and exercise of Stock Options and SARs under the Plan to persons subject to Section 16(b) of the Exchange Act or 162(m) of the Code comply with the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) during the term of the Plan. Should any provision of the Plan not be necessary to so comply with the requirements of Rule 16b-3 or
Section 162(m), or should any additional provision be necessary for the Plan and grants and exercises thereunder to so comply, the Board or Committee may amend the Plan to add or modify provisions of the Plan accordingly.

        B. Notwithstanding anything contained in the Plan to the contrary, Berkshire shall have no obligation to issue or deliver shares of Common Stock in respect of any Award prior to (1) the obtaining of any approval or the satisfaction of any waiting period or other condition of any governmental agency which the Committee shall determine to be necessary or advisable, (2) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (3) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Committee shall determine to be necessary or advisable.

        C. The Committee may, as a condition precedent to the exercise of any Award, require the Grantee thereof (or, in the event of the Grantee's death, his legal representatives, legatees or distributees) to enter into such agreement or to make such representations as may be required to make lawful the transfer of shares of Common Stock to the Grantee upon exercise of a Stock Option or otherwise and the ultimate disposition of the shares so acquired.


XXVIII. GOVERNING LAW.

        The Plan shall be governed by the internal laws of the state of Delaware (and not its choice of law provisions) to the extent not superseded by applicable Federal law.

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